Exhibit 99.1

CRH Medical Corporation Comments on Recently Passed Billing Legislation

VANCOUVER, BC, Dec. 22, 2020 /CNW/ - CRH Medical Corporation ("CRH", or the "Company") (TSX: CRH) (NYSE MKT: CRHM) today commented on the COVID-19 relief bill passed yesterday by the United States Congress.

Lawmakers included the long-awaited surprise billing legislation into the relief bill. The surprise billing legislation has three important components that are scheduled to go into effect in 2022:

  The legislation allows for a 30-day period whereby the insurer and provider can negotiate payment for any out-of-network claims.
  If these negotiations are not successful, then the next step would be third-party arbitration.
  In the event of arbitration, an arbitrator is not required to consider a geographic benchmark payment level, and is prohibited from factoring in Medicare and Medicaid rates when determining out-of-network payment.

"We expect the provider-friendly language of the recently passed surprise billing legislation will serve to meaningfully advance our contracting negotiations with payors in a manner that will more fairly reflect the value of the services we provide to our patients," noted Dr. Tushar Ramani, Chief Executive Officer of CRH. "As a reminder, our payor contracting effort is a key part of our larger strategy to minimize our non-contracted revenue exposure, which we view as positively impacting future revenue and profit visibility."

About CRH Medical Corporation:

CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 31 anesthesia acquisitions, and now serves 68 ambulatory surgical centers in 13 states. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.

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SOURCE CRH Medical Corporation

View original content: http://www.newswire.ca/en/releases/archive/December2020/22/c7691.html

%CIK: 0001461119

For further information: Constantine Davides, CFA, 339-970-2846, constantine.davides@westwicke.com, http://investors.crhsystem.com/

CO: CRH Medical Corporation

CNW 10:02e 22-DEC-20